1 Newtek Merchant Solutions Obtains Term Facility and Line of Credit from Goldman Sachs Alternatives Boca Raton, FL, September 30, 2025 - NewtekOne, Inc. (“NewtekOne” or “Company”) (NASDAQ: NEWT) announced that its wholly owned subsidiary, Newtek Merchant Solutions, LLC (“NMS”), has refinanced its term debt facility and revolving line of credit. Private Credit at Goldman Sachs Alternatives is providing NMS with a $90 million term loan facility and a $5 million line of credit. A portion of the proceeds funded the full repayment of NMS’s approximately $30 million of outstanding term debt with another lender. In addition, a $10 million undrawn line of credit with that lender was eliminated. Barry Sloane, NewtekOne’s Chairman, President, and Chief Executive Officer, commented, “We greatly appreciate Goldman Sachs Alternatives for being a great, long-term financing partner. Several years ago, Goldman Sachs Alternatives was the primary debt provider to NMS and has now come full circle to once again support NMS and NewtekOne’s unique, technology-enabled operating model. The incremental funding will fund loans to the Company and may be used by the Company to repay and reduce Company outstanding unsecured senior debt and for other general corporate purposes.” About NewtekOne, Inc. NewtekOne®, Your Business Solutions Company®, is a financial holding company, which along with its bank and non-bank consolidated subsidiaries (collectively, “NewtekOne”), provides a wide range of business and financial solutions under the Newtek® brand to independent business owners. Since 1999, NewtekOne has provided state-of-the-art, cost-efficient products and services and efficient business strategies to independent business owners across all 50 states to help them grow their sales, control their expenses, and reduce their risk. NewtekOne’s and its subsidiaries’ business and financial solutions include: banking (Newtek Bank, N.A.), Business Lending, SBA Lending Solutions, Electronic Payment Processing, Accounts Receivable Financing & Inventory Financing, Insurance Solutions and Payroll and Benefits Solutions. In addition, NewtekOne offers its clients the Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval, IT Consulting and Web Services) provided by Intelligent Protection Management Corp. (IPM.com)

2 Newtek®, NewtekOne®, Newtek Bank®, National Association, Your Business Solutions Company®, One Solution for All Your Business Needs® and Newtek Advantage® are registered trademarks of NewtekOne, Inc. Note Regarding Forward-Looking Statements Certain statements in this press release are “forward-looking statements” within the meaning of the rules and regulations of the Private Securities Litigation and Reform Act of 1995 are based on the current beliefs and expectations of NewtekOne's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward- looking statements. See “Note Regarding Forward-Looking Statements” and the sections entitled “Risk Factors” in our filings with the Securities and Exchange Commission which are available on NewtekOne's website (https://investor.newtekbusinessservices.com/sec-filings) and on the Securities and Exchange Commission’s website (www.sec.gov). Any forward-looking statements made by or on behalf of NewtekOne speak only as to the date they are made, and NewtekOne does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made. SOURCE: NewtekOne, Inc. Investor Relations & Public Relations Contact: Bryce Rowe Telephone: (212) 273-8292 / browe@newtekone.com